EXHIBIT 10.11

ZIONS BANCORPORATION

EXCESS BENEFIT PLAN

Effective as of January 1, 2004

ZIONS BANCORPORATION

EXCESS BENEFIT PLAN

(Effective as of January 1, 2004)

ARTICLE I

INTRODUCTION

1.1 Continuation of Existing Plan Benefits Zions Bancorporation previously established the Zions Bancorporation Deferred Compensation Plan effective as of January 1, 2001, which Plan was restated in its entirety effective January 1, 2003 (“Prior Plan”). Certain benefits previously provided in the Prior Plan are now provided instead through this Plan.

1.2 Purpose of Plan Zions Bancorporation has established this Plan as a means to continue providing certain benefits to select employees which were previously provided through the Prior Plan. Zions Bancorporation intends to maintain the Plan primarily for the purpose of providing benefits for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan will be interpreted in a manner consistent with these intentions.

1.3 Combined Plans and Successor Plan With the Prior Plan as restated effective January 1, 2003, Zions Bancorporation combined and merged certain other plans which also provided for deferred compensation. The plans which were combined and merged into the Prior Plan (and jointly referred to hereafter as the “Merged Plans”) were:

Zions Bancorporation Deferred Compensation Plan for Value-Sharing Participants

Zions Bancorporation Executive Management Plan (“SERP”)

Grossmont Bank Deferred Compensation Plan for Key Employees

Those portions of the Merged Plans which provided for continuing contributions from the Company (as hereafter defined) and which were preserved in the Prior Plan (including all related benefits and liabilities) are transferred to and assumed by this Plan, which has been created by the Company for that purpose. From and after the Effective Date no further benefits attributable to Company contributions shall be available from or shall accrue under the Prior Plan or from the Zions Bancorporation Restated Deferred Compensation Plan. All benefits previously provided under the Prior Plan which were attributable to Company contributions shall only be payable by and available from this Plan according to its terms, regardless of the time or manner such benefits may have been previously payable under the Merged Plans or the Prior Plan.

ARTICLE II

DEFINITIONS

Definitions are contained in this article and throughout other sections of the Plan. The location of a definition is for convenience only and should not be given any significance. A word or term defined in this article (or in any other article) will have the same meaning throughout the Plan unless the context clearly requires a different meaning.

2.1 Base Salary means the employee’s base salary paid for each payroll period, including any periodic payment which constitutes a draw or advance against future potential commission payments, and (ii) in the case of an employee whose compensation from the Company contains a commission element, the amount of the commission as paid, excluding any draw or advance received, and without regard to any Bonus(es) or other additional amount(s) paid or payable to the employee.

2.2 Beneficiary means the individual(s) or entity(ies) designated by a Participant, or by the Plan, to receive any benefit payable upon the death of a Participant or Beneficiary. A Beneficiary designation must be signed by the Participant and delivered to the Committee on a form specified by the Committee for that purpose. In the absence of a valid or effective Beneficiary designation, the Beneficiary will be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

2.3 Board means the Board of Directors of the Company.

2.4 Bonus means any periodic or non-periodic payment to the Participant which is not part of the Participant’s Base Salary, including incentive pay, discretionary bonuses and any amount denominated and paid by the Company as a value sharing payment, and which is not otherwise excluded from the definition of Compensation contained in this Plan. For purposes of this Section “discretionary bonus” means any one time annual payment (typically paid in February of each year) and not included in any incentive plan, “incentive pay” means any payment (excluding commissions) made to compensate for meeting established goals or production levels set forth in documented performance plans and value sharing payments means monies paid according to long term based (more than one year) plans.

2.5 Code means the Internal Revenue Code of 1986, as amended from time to time.

2.6 Committee means the Zions Bancorporation Benefits Committee. The Committee will serve as the “plan administrator” to manage and control the operation and administration of the Plan, within the meaning of ERISA Section 3(16)(A).

2.7 Company means Zions Bancorporation, any successor of Zions Bancorporation, and any subsidiary or affiliate of Zions Bancorporation which elects, with the approval of Zions Bancorporation, to become a participating employer under this Plan. Regardless of the adoption of or participation in this Plan by one or more affiliates of Zions Bancorporation, all rights, duties and responsibilities for operation of this Plan, including all rights reserved to amend, alter, supplement or terminate this Plan, shall remain exclusively with and be exercised solely by the Board of Directors of Zions Bancorporation, unless such rights or duties are specifically allocated or assigned under this Plan to the Committee or by Zions Bancorporation to one or more participating employers.

2.8 Compensation means the employee’s Base Salary, Bonus(es) and any amounts withheld by salary reduction under Code §§125 or 401(k), or under the Deferred Compensation Plan. Compensation excludes any other form of remuneration paid or payable to an Eligible Employee, such as restricted stock, stock options, proceeds from stock options or stock appreciation rights, severance payments, moving expenses, car or other special allowances, and any other amounts, whether or not included in an Eligible Employee’s taxable income. Company contribution credits under Article IV shall be computed before taking into account any reduction in an Eligible Employee’s Compensation by salary reduction election under Code §§125 or 401(k), or deferral election under the Deferred Compensation Plan.

2.9 Benefit Account means a bookkeeping account established for and maintained on behalf of a Participant, which shall include and credit all amounts previously credited to the Participant under any of the Merged Plans as well as all amounts attributable to Company contributions and credited under the Prior Plan as of the day before the Effective Date. To determine the amount to be credited under this Plan based upon the Participant’s benefit under the SERP as of the day before that amount was transferred to the Prior Plan, this Plan shall calculate the lump sum present value on that date of the Participant’s accrued benefit, as defined in section 3.1 of the SERP. For this purpose this Plan shall utilize the actuarial factors described in the Zions Bancorporation Pension Plan (“Pension Plan”) as applicable when calculating lump sum payment amounts. The Benefit Account shall also include net income (or losses) thereon, as have been credited under the Prior Plan and are credited under this Plan.

2.10 Deferred Compensation Plan means the Zions Bancorporation Restated Deferred Compensation Plan, as restated effective January 1, 2004. The Deferred Compensation Plan shall provide benefits to certain Eligible Employees as determined through their deferral of Compensation.

2.11 Disability means “disability” (or similar term) as defined in the Company’s long-term disability program and which results in payments to the Participant under such program.

2.12 Effective Date means January 1, 2004, the date this Plan, as restated, shall be effective. The original effective date of the Prior Plan is January 1, 2001.

2.13 Eligible Employee means a common law employee of the Company who:

(a)	on the day before the Effective Date was a participant in the Prior Plan; or

(b)	has or is projected to have Compensation in excess of $90,000 for the Plan Year commencing on the Effective Date and for any Plan Year thereafter (or such greater dollar amount as determined and announced by the Committee from year to year); and

(c)	having satisfied (a) or (b), is identified by the Committee and designated as eligible to participate in the Plan;

For purposes of determining as of any given date whether the Eligible Employee’s Compensation will satisfy (b) above, the Committee may project the Eligible Employee’s current rate of Compensation on a Plan Year basis. The Committee may adjust the dollar amount in (b) above from year to year consistent with any index selected by the Committee for this purpose, without further written amendment to this Plan. Except as otherwise provided in Section 3.1 (concerning an individual who ceases to be an Eligible Employee), an individual’s status as an Eligible Employee for a Plan Year shall be determined immediately prior to the first day of the Plan Year. An individual’s status who becomes an Eligible Employee on or after the first day of a Plan Year but prior to the next calendar quarter shall be determined prior to that calendar quarter. Notwithstanding the foregoing, the Committee may determine in writing that an otherwise Eligible Employee shall not be eligible to participate in this Plan.

2.14 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.15 Hardship means an unforeseeable and unanticipated emergency which is caused by an event beyond the control of the Participant or Beneficiary, and which would result in severe financial hardship to the Participant or Beneficiary if a distribution or revocation of a deferral election were not permitted. Hardship conditions will be evaluated in accordance with the terms of Treasury Regulations Section 1.457-2(h)(4). The Committee will have sole discretion to determine whether a Hardship condition exists and the Committee’s determination will be final.

A Participant must submit a written request for a Hardship to the Committee on the form and in the manner prescribed by the Committee. The Hardship request must: (i) describe and certify the Hardship condition and the severe financial need; and (ii) state whether the Participant requests a withdrawal of all or a portion of his Deferral Account to meet the severe financial need. The Committee will have sole discretion to determine whether a Hardship exists and to determine the appropriate action, if any, provided however, in no event will the Committee approve a Hardship distribution request for expenses related to any medical condition or expenses related to the death of any person unless the request for distribution is submitted to the Committee and approved by the Committee for Hardship distribution prior to the date on which the expense is incurred. The Committee, in its sole discretion, may make exception to the foregoing rule if it determines that the circumstances creating the expense for which reimbursement is sought were not reasonably foreseeable. Regardless of whether the Participant desires to reduce or cease any Compensation amounts to be deferred after the Hardship request is made, the Participant will be precluded from deferring Compensation for the remainder of the Plan Year in which a Hardship is approved by the Committee.

2.16 Insolvent means the Company is (i) unable to pay its debts as they become due or (ii) subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.17 Investment Options means the investments designated by the Committee as the basis for determining the earnings return to be allocated to Participants’ Benefit Accounts. The Committee may change Investment Options at such times as it deems appropriate.

2.18 Participant means an Eligible Employee who is eligible to participate in the Plan as provided in Section 3.1 and who is entitled to Company contribution credits under Article IV.

2.19 Plan means the Zions Bancorporation Excess Benefit Plan, as set forth in this document, as amended from time to time.

2.20 Plan Year means the Company’s fiscal year, beginning January 1 and ending December 31.

2.21 Retirement Age means, while employed by the Company, attainment of age 55 with 10 Years of Service (“Early Retirement Age”), or attainment of age 65, without regard to Years of Service.

2.22 Year of Service means, with respect to a Participant, a calendar year during which the Eligible Employee was in full time employment with the Company for the entire year. Full time employment shall be determined according to the rules adopted and utilized by the Company to classify full time employees.

ARTICLE III

PARTICIPATION

3.1 Eligibility An Eligible Employee of the Company shall participate in the Plan only to the extent and for the period that the Eligible Employee satisfies the definition of Eligible Employee in this Plan, is selected by the Committee to participate and is a member of a select group of management or highly compensated employees, as such group is described under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. An individual who is an Eligible Employee as of the first day of the Plan Year but who ceases to be an Eligible Employee during the Plan Year shall terminate participation as of the end of the Plan Year. The Participant shall not be permitted to re-enter the Plan unless and until the individual again becomes an Eligible Employee.

ARTICLE IV

COMPANY CONTRIBUTION CREDITS

4.1 Limited Company Contributions Except as specifically provided in this Article IV the Company shall not make or credit any contributions to the Plan.

4.2 Vesting Except as otherwise provided in this Section, a Participant’s interest in the amounts in his or her Benefit Account attributable to (i) Company contribution credits made pursuant to this Article IV, and (ii) any earnings credited to the Participant’s Benefit Account pursuant to Section 5.6, shall be at all times fully vested and nonforfeitable. Notwithstanding the foregoing, the following amounts credited to a Participant’s Benefit Account, including earnings thereon, shall be subject to the vesting and forfeiture provisions outlined hereafter:

(a)	all amounts which have been credited under this Plan based upon the Participant’s benefit credited under the SERP as of December 31, 2002;

(b)	all amounts which have been credited under this Plan based upon the Participant’s benefit credited under the Grossmont Bank Deferred Compensation Plan for Key Employees as of December 31, 2002;

(c)	all amounts which are credited under Section 4.3; and

(d)	all amounts which are credited under Section 4.4.

The amounts described in (a), (c) and (d), including earnings thereon, shall become vested under the same rules which apply to accrued benefits under the Pension Plan, without regard to whether the Pension Plan would be treated as a frozen plan or otherwise deemed to provide fully vested benefits due to its current status. The amounts described in (a), (b), (c) and (d), including earnings thereon, shall also be subject to immediate forfeiture and loss (without regard to prior vested status or whether payment of such amounts has commenced under Article 6) if any of the following events occurs:

(e)	the Company terminates the Participant’s employment for any act of willful malfeasance, gross misconduct or gross negligence in the performance of his or her duties; or

(f)	the Participant enters into competition with the Company without the prior written permission of the Board of Zions Bancorporation.

4.3 SERP Participants Company Contribution Credit An Eligible Employee who has a Benefit Account in the Plan by virtue of his or her participation in the SERP on December 31, 2002 (“SERP Participant”) shall continue to receive Company contribution credits under this Plan on an annual basis from and after the Effective Date according to the following rules, as applicable.

(a)	Great Grandfather Benefits. A SERP Participant who continues to receive a benefit accrual under Section 4.4 of the Pension Plan shall receive Company contribution credits to his or her Benefit Account at a rate equal to the actuarial equivalent of the annual benefit accrual under the Pension Plan, but only on the amount of Compensation (as defined in this Plan) which exceeds the level taken into account under the Pension Plan.

(b)	Grandfather Benefits. A SERP Participant who continues to receive a benefit accrual under Section 4.8 of the Pension Plan shall receive Company contribution credits to his or her Benefit Account at a rate equal to the annual benefit accrual rate described in section 3.2(g) of the Pension Plan, but only on the amount of Compensation (as defined in this Plan) which exceeds the level taken into account under the Pension Plan. The Company contribution credit hereunder shall not include any equivalent amount for interest credits which may be provided under section 3.3 of the Pension Plan.

(c)	Other SERP Participant Benefits. A SERP Participant, whether or not entitled to a Company contribution credit under (a) or (b) above, shall receive Company contribution credits under this Plan on an annual basis at a rate equal to the rate of the employer non-elective contribution made to the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (“Payshelter ESOP”) under section 5.07 thereof, but only on the amount of Compensation (as defined in this Plan) which exceeds the level taken into account under the Payshelter ESOP.

4.4 Company Contribution Credits for Executive Management Committee Members An Eligible Employee who does not receive Company contribution credits under Section 4.3 but who is an executive management committee member shall receive Company contribution credits under this Plan on an annual basis at a rate equal to the rate of the employer non-elective contribution made to the Payshelter ESOP under section 5.07 thereof, but only on the amount of Compensation which exceeds the level taken into account under the Payshelter ESOP.

4.5 Company Contribution Credits for All Other Participants A Participant who does not receive Company contribution credits under either Sections 4.3 or 4.4 but who participates in the Payshelter ESOP, shall receive Company contribution credits under this Plan on an annual basis at a rate equal to the rate of the employer non-elective contribution made to the Payshelter ESOP under section 5.07 thereof, but only on the amount of the Participant’s Compensation which exceeds the level taken into account under the Payshelter ESOP but does not exceed the dollar limit under Code §401(a)(17) which is applicable for the plan year.

ARTICLE V

PARTICIPANT BENEFIT ACCOUNT BALANCES

5.1 Establishment of Benefit Accounts The Committee may select an independent record keeper (who may be an affiliate of the Company) to establish and maintain a Benefit Account under this Plan on behalf of each Participant. Contribution credits and credit for net income (or losses) will be allocated to each Benefit Account in accordance with the provision of this Article.

5.2 Bookkeeping Benefit Accounts will be maintained primarily for accounting purposes and will not restrict the operation of the Plan or require separate earmarked assets to be allocated to any account. The establishment of a Benefit Account will not give any Participant the right to receive any asset held by the Company in connection with the Plan or otherwise.

5.3 Crediting Benefit Accounts The Committee will credit to a Participant’s Benefit Account the amount determined by the Company under the terms of this Plan at the time designated by the Company. To the extent the amount to be credited is based on a calculation of the Company’s contribution to the Pension Plan or Payshelter ESOP, the amount shall be credited at the time the Company makes its contribution to the Pension Plan or Payshelter ESOP, as applicable.

5.4 Establishment of Investment Options The Committee, in its sole discretion, will establish one or more Investment Options which will be maintained for the purpose of determining the investment return to be credited to a Participant’s Benefit Account. The Committee may change from time to time the number, identity or composition of the Investment Options or discontinue the availability of any Investment Option. The Investment Options will reflect investment choices which are available in the marketplace for self directed accounts in retirement plans and may be (but need not be) the same investment choices available through any qualified retirement plan sponsored by the Company.

Pursuant to rules adopted by the Committee each Participant will indicate the Investment Options to which contribution credits under Article IV and any existing Benefit Account balances shall be deemed allocated. Investment Option elections of Participants must be made in whole percentage increments and at such times and in such manner as the Committee will specify. A Participant may change his or her Investment Options at any time and in such manner as the Committee shall specify. Each Participant shall be provided from time to time with the earnings “results” of the selected Investment Options. The Company’s liability to the Participant for amounts in his or her Benefit Account will include gains and losses attributed to the Investment Options selected by the Participant.

5.5 Crediting Investment Results A Participant’s Benefit Account balance will be increased or decreased to reflect investment results, as they occur. While the credited investment return to the Participant’s Benefit Account is intended to reflect the actual performance of the Investment Options, net of any investment or management fees, in which the Participant is deemed invested, nevertheless, no provision of this Plan shall be interpreted to require the Company to actually invest any amounts in any particular Investment Option or any other fund, whether or not the fund is one of the Investment Options available for selection by Participants in the Plan.

5.6 Notification to Participants The Committee shall notify each Participant with respect to the status of the Participant’s Benefit Account as soon as practicable after the end of each Plan Year. Neither the Company nor the Committee to any extent warrants, guarantees or represents that the value of any Participant’s Benefit Account at any time will equal or exceed the amount previously allocated or contributed thereto.

ARTICLE VI

DISTRIBUTION OF ACCOUNTS

6.1 Distribution Upon Separation from Employment or Attainment of Retirement Age A Participant who separates from employment with the Company, whether before or after attaining Retirement Age shall receive his vested Benefit Account at the time and in the manner elected by the Participant. An election regarding the time and manner of payment of the Participant’s Benefit Account balance (including all future years’ contribution credits) shall be made at the time the Participant first commences participation in the Plan. The distribution election may be amended any time thereafter in the discretion of the Participant, provided that any amendment will only be valid if made at least twelve (12) months prior to commencement of any distribution to which the amended election would apply. An election regarding the time and manner of payment of the Participant’s Benefit Account which alters a prior election shall supersede the prior election and shall apply to all amounts in the Participant’s Benefit Account which have accrued as of the date of the amended election and which continue to accrue in the Benefit Account until altered by a later, valid election providing for a different time or manner of payment.

(a)	Time of Payment. A Participant’s vested Benefit Account balance shall be paid (or commence to be paid) on the January 1st immediately following the date of separation from employment, unless a later date has been specified by the Participant in the manner provided herein. Payment cannot commence prior to January 1st unless specifically approved by the Committee following petition to the Committee for earlier commencement submitted by the Participant.

(b)	Manner of Payment. A Participant’s vested Benefit Account will be paid in a lump sum cash payment, or if the Participant has elected to receive payments in substantially equal monthly installments, then over a period of five (5), ten (10), fifteen (15) or twenty (20) years, as elected. If no election has been made by the Participant, the Benefit Account will be paid in substantially equal monthly installments over a period of five (5) years. For this purpose the amount of each equal monthly installment for any calendar year shall be determined and adjusted annually by dividing the amount in the Participant’s Benefit Account as of the preceding December 31 by the number of monthly installments remaining. The final installment payment shall be the remaining balance in the Participant’s Benefit Account on the date the payment is made.

(c)	Value of Benefit Account Balance. The value of a Participant’s Benefit Account to be distributed shall be determined as of the date a payment is made, and shall be charged with distributions and adjusted for gains and losses, through such date.

(d)	Calculation of Installment Amounts. To the extent payment shall be made in installments, the amount of the monthly installments for a particular calendar year shall be determined by valuing the Participant’s Benefit Account as of the last day of the previous year and dividing by the number of annual installments remaining to be paid. Future installments shall be determined each subsequent calendar year in the same manner and shall be adjusted to take into account the value of the Participant’s Benefit Account as of the end of each previous calendar year and the number of remaining months over which the installments payments are to be made. In the final calendar year (or in any earlier calendar year, if applicable) installment payments shall be adjusted to reflect any earnings or losses on the Participant’s Benefit Account in the year of payment, if the effect of continuing payments would be to exhaust the Participant’s Benefit Account prior to final payment. Any excess in the Participant’s Benefit Account at the final payment shall be made with the final payment.

6.2 Distribution of Small Accounts Upon Separation of Employment A Participant who separates from employment with the Company for any reason and who, at the time of separation has a balance in his or her Benefit Account which is less than Fifty Thousand Dollars ($50,000.00) shall receive the amounts credited to his Benefit Account in a lump sum cash payment only, commencing as soon as administratively feasible following the next January 1st, without regard to any later distribution election. For purposes of this Section 6.2, the value of a Participant’s Benefit Account to be distributed shall be determined as of the date the payment is made, and shall be credited with earnings through that date.

6.3 Distribution Upon Death In the event a Participant dies prior to receiving all of his or her vested Benefit Account, the Participant’s Beneficiary shall receive the unpaid portion of the Participant’s Benefit Account in the form of lump sum cash payment no later than one hundred twenty (120) days after the Participant dies and the Committee is provided with written proof of the Participant’s death. For purposes of this Section 6.3, the value of a Participant’s Benefit Account to be distributed shall be determined as of the date the payment is made, and shall be credited with earnings through such date and, in the case of a Participant who dies while employed with the Company, any contribution credits that would have been allocated to the Benefit Account if the Participant had continued employment with the Company through such date.

6.4 Distribution in the Event of Hardship Prior to a distribution under Sections 6.1 or 6.3, payment of all or a portion of a Participant’s vested Benefit Account may be made only subject to the rules of Section 6.5 or in the event of Hardship. The amount of any Hardship distribution will not exceed the amount required to meet the Hardship, including any taxes or penalties due on the distribution. A Hardship distribution shall be made in a single sum cash payment as soon as practicable after the Committee approves the Hardship withdrawal request.

6.5 Unscheduled Distributions A Participant shall be entitled to receive a distribution from the Participant’s Benefit Account at any time (an “Unscheduled Distribution”), subject to all of the following rules and limitations:

(a)	A Participant may receive no more than one (1) Unscheduled Distribution in any Plan Year.

(b)	The Unscheduled Distribution amount shall not include any amounts which would be treated as contribution credits to the Participant’s Benefit Account during or for the same Plan Year in which the Unscheduled Distribution occurs.

(c)	The Unscheduled Distribution amount shall equal ninety percent (90%) of the amount requested by the Participant. The remaining ten percent (10%) of the amount requested shall be permanently forfeited from the Participant’s Benefit Account at the time the Unscheduled Distribution is made and shall no longer be available for distribution to the Participant from the Plan.

(d)	In the event the Participant also makes deferrals to the Deferred Compensation Plan, he or she shall not be permitted to make further deferrals to the Deferred Compensation Plan prior to the expiration of twelve (12) months from the date of the Unscheduled Distribution. Following the twelve (12) month period the Participant must be treated as newly eligible to participate in the Deferred Compensation Plan and must execute a new deferral agreement as provided in the Deferred Compensation Plan.

6.6 Cash Payments Only All distributions from the Plan will be made in cash by check.

6.7 Disability For the purposes of Sections 6.2 and 6.3, in the event of a Participant’s Disability, the Participant will be considered to have separated from employment as of the first day the Participant first becomes eligible for benefits under the Company’s long-term disability plan as then in effect.

6.8 Separation From Employment An Employee or Participant shall incur a separation from employment due to the voluntary or involuntary resignation or discharge from his or her position with the Company, or his or her death, retirement, failure to return to active work at the end of an authorized leave of absence or the authorized extension(s) thereof, or upon the happening of any other event or circumstance which, under the then current policy of the Company results in the cessation of the employer-employee relationship. Separation from employment shall not be deemed to occur merely because of a transfer of employment between participating employers who are affiliated with the Company.

ARTICLE VII

PLAN ADMINISTRATION

7.1 Plan Administrator This Plan shall be administered by the Committee, which will be the Plan Administrator. The Committee members shall be appointed by and serve at the pleasure of the Board.

7.2 Amendment or Termination To the extent permitted under this Plan or authorized by the Board of Directors of Zions Bancorporation, the Committee may amend any provision of this Plan at any time and for any reason. Only the Board of Directors of Zions Bancorporation may terminate the Plan in its entirety. No amendment or termination of the Plan will reduce any Participant’s Benefit Account balance as of the effective date of such amendment or termination. Upon termination of the Plan in its entirety, each Participant’s Benefit Account shall be distributed to the Participant at the times and in accordance with the distribution rules set forth in Article VI.

7.3 Administration of the Plan The Committee shall have the sole authority to control and manage the operation and administration of the Plan and have all powers, authority and discretion necessary or appropriate to carry out the Plan provisions, and to interpret and apply the terms of the Plan to particular cases or circumstances. All decisions, determinations and interpretations of the Committee will be binding on all interested parties, subject to the claims and appeal procedure necessary to satisfy the minimum standard of ERISA Section 503, and will be given the maximum deference allowed by law. The Committee may delegate in writing its responsibilities as it sees fit.

Committee members who are Participants will abstain from voting on any Plan matters that relate primarily to themselves or that would cause them to be in constructive receipt of amounts credited to their respective Benefit Accounts. The Board will identify three or more individuals to serve as a temporary replacement of the Committee members in the event that all three members must abstain from voting.

7.4 Indemnification The Company will and hereby does indemnify and hold harmless any of its employees, officers, directors or members of the Committee who have fiduciary or administrative responsibilities with respect to the Plan from and against any and all losses, claims, damages, expenses and liabilities (including reasonable attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

7.5 Claims Procedure A Participant or his Beneficiary (the “Claimant”) may file a written claim for benefits under the Plan with the Committee. Within sixty (60) days of the filing of the claim, the Committee shall notify the Claimant of the Committee’s decision whether to approve the claim. Such notice shall include specific reasons for any denial of the claim. Within sixty (60) days of the date the Claimant was notified of the denial of a claim, the Claimant may appeal the Committee’s decision by making a written submission containing any pertinent information. Any decision not appealed within such sixty (60)-day period shall be final, binding and conclusive. The Committee shall review information submitted with an appeal and render a decision within sixty (60) days of the submission of the appeal. If it is not feasible for the Committee to render a decision on an appeal within the prescribed sixty (60)-day period, the period may be extended to a one hundred twenty (120)-day period.

7.6 Limitations of Actions on Claims The delivery to the Participant of the final decision of the Committee with respect to a claim for benefits which has been reviewed and considered under the appeal procedures of Section 7.5 shall commence the period during which the Participant may bring legal action for judicial review of the Committee’s decision. No civil action with respect to the claim for benefits or the subject matter thereof may be commenced by the Participant, whether such action is pursued through litigation, arbitration or otherwise, prior to the completion of the claims and claims review process set forth in Section 7.5, nor following the expiration of two (2) years from the date of delivery of the final decision of the Committee to the Participant under Section 7.5.

ARTICLE VIII

MISCELLANEOUS

8.1 Trust for Benefit Accounts The Committee shall determine the amounts it deems necessary or appropriate to satisfy the Company’s obligation to pay the Benefit Accounts at the appropriate time to Participants and Beneficiaries. Such amounts shall be held in a trust established by the Company for this purpose with by a trustee selected by the Committee. The trust shall be an asset of the Company and shall be earmarked to pay benefits under the terms of the Plan.

The trust shall provide that its assets may not be diverted to, or used for, any purpose except payments to Participants and Beneficiaries under the terms of the Plan or, if the Company is Insolvent, to pay the Company’s creditors. Participants and Beneficiaries will have no right against the Company to the trust with respect to the payment of any portion of the Participant’s Benefit Account, except as a general unsecured creditor of the Company.

8.2 Non-alienation No benefit or interest of any Participant or Beneficiary under this Plan will be subject to any manner of assignment, alienation, anticipation, sale transfer, pledge or encumbrance, whether voluntary or involuntary. Notwithstanding the foregoing, the Committee will honor community property or other marital property rights, but only to the extent required by law. Such rights shall not extend to the recognition of any order which attempts to divide, alienate or otherwise execute or levy on any Benefit Account and which is issued in connection with or as a result of any domestic relations proceeding, no matter the nature of or basis for the order. Prior to distribution to a Participant or Beneficiary, no Benefit Account balance will be in any manner subject to the debts, contracts, liabilities, engagements or torts of the Participant or Beneficiary. Assets held in trust to fund this Plan may, however, be diverted to pay the Company’s creditors, if the Company is Insolvent.

8.3 Limitation of Rights Nothing in this Plan will be construed to give a Participant the right to continue in the employ of the Company at any particular position or to interfere with the right of the Company to discharge, lay off or discipline a Participant at any time and for any reason, or to give the Company the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate his or her employment.

8.4 Governing Law To the extent that state law applies, the provisions of this Plan will be construed, enforced and administered in accordance with the laws of the state of Utah, except to the extent pre-empted by ERISA.

IN WITNESS WHEREOF, the Company by its duly authorized officer has executed this Zions Bancorporation Excess Benefit Plan as of the 11th day of May, 2004.

ZIONS BANCORPORATION BENEFITS
COMMITTEE, AS AUTHORIZED

By:	/s/ Merrill Wall
Title:	Executive Vice President